UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

MEDMEN ENTERPRISES INC
(Exact name of registrant as specified in its charter)

British Columbia	98-1431779
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10115 Jefferson Boulevard Culver City, CA	90232
(Address of principal executive offices)	(Zip Code)

(424) 330-2082
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Class B Subordinate Voting Shares, without par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 5 to its registration statement on Form 10 (File No. 000-56199) to file exhibits to the Registration Statement as indicated in Item 15 in the index to exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 15(b) of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

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Item 15. Financial Statements and Exhibits.

15(b) Exhibits: The exhibits listed in the Exhibit Index below are filed as part of this registration statement.

Exhibit No.	Description
3.1**	Articles of MedMen Enterprises Inc., as amended, dated May 28, 2018
4.1**	Subordinate Voting share Purchase Warrant Indenture dated September 27, 2018 between the Registrant and Odyssey Trust Company
4.1(a)**	Supplemental Subordinate Voting Share Purchase Warrant Indenture dated December 5, 2018 between the Registrant and Odyssey Trust Company
10.1**	Amended and Restated Articles of Incorporation of MM CAN USA, Inc. dated May 28, 2018
10.2**	Third Amended and Restated Limited Liability Company Agreement of MM Enterprises USA, LLC dated May 28, 2018
10.3**

Formation and Contribution Agreement dated January 24, 2018 among MM Enterprises USA, LLC and MMMG, LLC, MedMen Opportunity Fund, LP, MedMen Opportunity Fund II, LP, The MedMen of Nevada 2, LLC, DHSM Investors, LLC and Bloomfield Partners Utica, LLC

10.4**	Letter Agreement dated April 27, 2018 between the Ladera Ventures Corp. and MM Enterprises USA, LLC
10.5**	Support Agreement dated May 28, 2018 between the Registrant, MM CAN USA, Inc. and MM Enterprises, LLC
10.6**	Tax Receivable Agreement dated May 28, 2018 among MM Enterprises USA, LLC, certain members and LTIP Unitholders
10.7**	Senior Secured Commercial Loan Agreement dated October 1, 2018 between the Registrant, MM CAN USA, Inc. and Hankey Capital, LLC
10.7(a)**	First Modification to Senior Secured Commercial Loan Agreement dated April 10, 2019
10.7(b)**	Second Modification to Senior Secured Commercial Loan Agreement dated January 13, 2020, with form of Amended and Restated Senior Secured Term Note
10.7(c)**

Third Modification to Senior Secured Commercial Loan Agreement dated July 2, 2020, with form of Second Amended and Restated Senior Secured Term Note, Form of Amended and Restated Warrant exercisable for Class B Common Shares of MM CAN USA, Inc. at an exercise price of $0.60 per share, and Form of Warrant exercisable for Class B Common Shares of MM CAN USA, Inc. at an exercise price of $0.34 per share

10.7(d)**

Fourth Modification to Senior Secured Commercial Loan Agreement dated September 16, 2020, with Form of Secured Term Note, Form of Warrant exercisable for Class B Common Shares of MM CAN USA, Inc. at an exercise price of $0.34 per share (B1 Warrants), and Form of Warrant exercisable for Class B Common Shares of MM CAN USA, Inc. (B2 Warrants)

10.8**	Business Combination Agreement dated December 23, 2018 among the Registrant and The PharmaCann LLC Majority Members
10.8(a)**	Termination and Release Agreement dated October 7, 2019 between the Registrant and PharmaCann, LLC
10.9**	Canadian Equity Distribution Agreement dated April 10, 2019 between the Registrant and Canaccord Genuity Corp
10.10**	Master Lease Agreement dated November 25, 2019 with Treehouse Real Estate Investment Trust, Inc., First Amendment dated January 30, 2020 and Second Amendment dated July 2, 2020
10.11**	Management Support Agreement dated March 30, 2020 between the Registrant and SierraConstellation Partners.
10.12†**	MedMen Equity Incentive Plan dated May 28, 2018
10.12(a) †**	Form of Option Award Agreement for MedMen Equity Incentive Plan
10.12(b) †**	Form of Restricted Stock Unit Award Agreement for MedMen Equity Incentive Plan
10.13**

Second Amended and Restated Securities Purchase Agreement (with forms of Note, Replacement Warrant and Incremental Warrant) dated July 2, 2020 among the Registrant, the Other Credit Parties named therein, the Purchasers named therein and Gotham Green Admin 1, LLC

10.13(a)**	First Amendment dated September 14, 2020 to Second Amended and Restated Securities Purchase Agreement (with form of Senior Secured Convertible Note - Incremental Note)
10.13(b)**	Securities Purchase Agreement dated April 23, 2019 among the Registrant, the Other Credit Parties named therein, the Purchasers named therein and Gotham Green Admin 1, LLC
10.13(c)**	First Amendment dated August 12, 2019 to Securities Purchase Agreement, Tranche 1 Notes and Tranche 2 Notes
10.13(d)**	Second Amendment dated October 29, 2019 to Securities Purchase Agreement and Notes
10.13(e)**	Amended and Restated Securities Purchase Agreement dated March 27, 2020 among the Registrant, the Other Credit Parties named therein, the Purchasers named therein and Gotham Green Admin 1, LLC
10.13(f)**	Side Letter dated July 2, 2020 among the Registrant, MMC CAN USE, Inc. and the Purchasers named therein and Gotham Green Admin 1, LLC
10.14**	Form of Subscription Agreement for July 2019 sale of 14,634,147 Class B Subordinate Voting Shares
10.15**	Investment Agreement dated September 16, 2020 between the Registrant and certain Institutional Investors for issuance of 7.5% Convertible Unsecured Debentures
10.15(a)**	Form of Securities Lending Agreement dated September 16, 2020 between the Registrant and certain Institutional Investors
10.15(b)**	Form of 7.5% Unsecured Convertible Debenture
10.15(c)**	Form of Warrant Certificate
10.16**	Membership Interest Purchase Agreement dated November 5, 2019 between Le Cirque Rouge, LP and LCR SLP, LLC
10.17**	Membership Interest Purchase Agreement dated November 22, 2019 between Le Cirque Rouge, LP and LCR SLP, LLC
10.18**	Stock Purchase Agreement dated May 24, 2019 between Equityholders of One Love Beach Club and MM Enterprises USA, LLC
10.19**	Securities Transfer Agreement dated September 6, 2019 between MM Enterprises USA, LLC, the transferees named therein and Old Pal, LLC
10.20**	Form of Subscription Agreement for December 2019 Non-Brokered Private Placement of 46,962,645 Class B Subordinate Voting Shares
10.21**	Amended and Restated Membership Interest Purchase Agreement dated October 30, 2020 between Verona Evanston, LLC and MM Enterprises USA, LLC
10.21(a)**	Membership Interest Purchase Agreement dated July 1, 2020 between Verona Evanston, LLC and MM Enterprises USA, LLC
10.22†	Severance Agreement and Release dated April 10, 2020 between MM Enterprises USA, LLC and Ryan Lissack
10.23†	Severance Agreement and Release dated October 7, 2019 between MM Enterprises USA, LLC and Michael W. Kramer
10.24†	Separation Agreement and Release dated January 30, 2020 between the Registrant, MM Enterprises USA, LLC and Adam Bierman
10.25†	Separation Agreement dated December 31, 2020 between MM Enterprises USA, LLC and Zeeshan Hyder
21**	List of Subsidiaries

** Previously filed † Indicates a management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDMEN ENTERPRISES INC. (Registrant)

Date: January 27, 2021	By:	/s/ Reece Fulgham
	Name:	Reece Fulgham
	Title:	Interim Chief Financial Officer

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